Exhibit 3.2.124

ARTICLES OF AMENDMENT OF

Loews Pentagon City Cinemas, Inc.

The undersigned corporation, pursuant to Title 13.1. Chapter 9. Article 11 of the Code of Virginia, hereby executes the following Articles of Amendment and sets forth:

ONE

The name of the corporation is Loews Pentagon City Cinemas. Inc.

TWO

Article Two of the Articles of Incorporation of this corporation is amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

THREE

The foregoing amendment was adopted on March 21, 2002.

FOUR

In accordance with Section 13.1-604.1. of the Virginia Stock Corporation Act, this Amendment to the Articles of Incorporation was made pursuant to a provision contained in an order by the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al. case number 01-40534, confirmed and approved on March 1, 2002.

The undersigned Vice President declares that the facts herein stated are true as of March 21, 2002.

Loews Pentagon City Cinemas, Inc.

BY:	/s/ BRYAN BERNDT
Bryan Berndt Vice President

ARTICLES OF INCORPORATION

OF

LOEWS PENTAGON CITY CINEMAS. INC.

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation Act, Chapter 9 of Title 13.1 of the Code of Virginia.

FIRST: The corporation name for the corporation (hereinafter called the “corporation”) is

LOEWS PENTAGON CITY CINEMAS, INC.

SECOND: The number of shares which the corporation is authorized to issue is 500, all of which are of a par value of $1.00 dollars each and are of the same class and are to be Common shares.

THIRD: The post office address with street and number, if any, of the initial registered office of the corporation in the Commonwealth of Virginia is 200 West Grace Street, Richmond, Virginia 23220. The county or city in the Commonwealth of Virginia in which the said registered office of the corporation is located is the City of Richmond.

The name of the initial registered agent of the corporation at the said registered office is Calvin F. Major. The said initial registered agent meets the requirements of Section 13.1-634 of the Virginia Stock Corporation Act, in as much as he is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar.

FOURTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and or such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

FIFTH: The purposes for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the provisions of the Virginia Stock Corporation Act, other than the special kinds of business enumerated in Section 13.1-620 of the Virginia Stock Corporation Act, are as follows:

To own, acquire, purchase, erect, equip, lease, operate, manage and conduct motion picture theatres, drive-in theatres, opera houses, public halls and theatres and places of amusement of every kind and description; to produce, manufacture, purchase, sell, lease, hire, exhibit and exploit performances and attractions of various kinds and natures, including moving pictures, vaudeville, dramatic, operatic, musical and dance performances, and intellectual and instructive entertainment; to manufacture, produce, purchase, own, sell, lease, hire, license, distribute, and otherwise dispose and to deal in and with moving picture machines, cameras, machinery, devices, appliances, and articles of all kinds used in photographic and motion picture arts, and plates, slides and films therefor, and materials, supplies, appliances, apparatus, machinery and other articles necessary and convenient for use in connection therewith; to acquire, own and dispose of costumes, scenery, properties, libraries, and other material and property for use in connection with the giving of operatic, dramatic, and motion picture entertainments, and performances of all kinds, to employ and act as agent and manager for singers, musicians, actors, performers of all kinds; to acquire, own and dispose of (including licensing thereof), plays, scenarios, photoplays, news, songs, magazines, motion pictures, and pictures of all kinds, dramatic and musical, and motion picture productions of every kind; to acquire, own, maintain, operate, dispose of and deal with and in studios and other plants and equipment for or in connection with the production of motion pictures and productions of all kinds; to deal in amusement enterprises of every kind and description and generally to carry on the business of motion pictures and theatrical proprietors, managers, producers and caterers for and to public entertainment and amusements, as well as to do all things necessary and incident thereto.

To manufacture, buy, sell and generally deal in popcorn, candy, beverages, sandwiches, and food of all kinds and description, and goods, wares, merchandise, electronic amusement devices, pinball machines and personal property of every kind.

To purchase, lease or otherwise acquire, hold, improve, sell, lease, mortgage and generally deal in lands, buildings and interests herein.

To own, erect, buy, lease, acquire, hold, use or dispose of any and all stores, factories, machinery equipment and supplies of every nature and description necessary, useful or convenient in the manufacturing, producing, processing or marketing of the aforesaid articles and any other items or materials produced or dealt in by the corporation.

To buy, or otherwise acquire, hold, lease, sell, exchange, mortgage, pledge or otherwise dispose of any real estate or real property or personal property, rights, franchises or goodwill necessary to the foregoing; in general to carry on any related or incidental business in connection with the foregoing in all of the State, territories and dependencies of the United States and in foreign countries subject to the provisions of Part 4 of the T.M.C.L.A.

To indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense or any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, but such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise.

To have in furtherance of the general powers granted to corporations organized under the Virginia Stock Corporation Act whether granted by specific statutory authority or by construction of law.

SIXTH: The name and the address of each of the individuals who are to serve as the initial directors of the corporation are:

NAME	ADDRESS
Bernard Myerson	400 Plaza Drive
Secaucus, N. J. 07094

Seymour H. Smith	400 Plaza Drive
Secaucus, N. J. 07094

SEVENTH: Regarding the management of the business and the regulation of the affairs of the corporation, and for defining, limiting, and regulating the powers of the corporation, its directors, and shareholders, it is further provided:

1. Whenever any provision of the Virginia Stock Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of more than two-thirds of the votes entitled to be cast by any voting group, any such corporate action shall be approved by the authorization of at least a majority of the votes entitled to be cast by said voting group. The term “voting group” as used herein shall have the meaning ascribed to it by Section 13.1-603 of the Virginia Stock Corporation Act.

2. The corporation shall, to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under by By-law, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officers, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: The duration of the corporation shall be perpetual.

Signed on September 19, 1988

/s/ BARBARA R. CORBETT
Barbara R. Corbett Incorporator